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                                                                 Exhibit (17)(o)

                              ADVANTUS EQUITY FUNDS
                                       AND
                   ADVANTUS FIXED INCOME AND BLENDED FUNDS

                  PROSPECTUS SUPPLEMENT DATED APRIL 24, 2003
     TO THE ADVANTUS EQUITY FUNDS PROSPECTUS DATED NOVEMBER 29, 2002, AS SUPPLEMENTED FEBRUARY 3, 2003, AND THE ADVANTUS FIXED INCOME AND BLENDED
                   FUNDS PROSPECTUS DATED JANUARY 31, 2003

Advantus Capital Management, Inc. (Advantus Capital) is the investment adviser to Advantus Cornerstone Fund, Inc. (Cornerstone Fund), Advantus Enterprise Fund, Inc. (Enterprise Fund), Advantus Horizon Fund, Inc. (Horizon
Fund), Advantus Index 500 Fund, Inc. (Index 500 Fund), Advantus Real Estate Securities Fund, Inc. (Real Estate Securities Fund), Advantus Venture Fund, Inc. (Venture Fund), Advantus Bond Fund, Inc. (Bond Fund), Advantus International Balanced Fund, Inc. (International Balanced Fund), Advantus Money Market Fund, Inc. (Money Market Fund), Advantus Mortgage Securities Fund, Inc. (Mortgage Securities Fund) and Advantus Spectrum Fund, Inc. (Spectrum Fund) (together, the Funds). Advantus Capital and certain companies affiliated with Advantus Capital have entered into a Strategic Alliance Agreement and a related Purchase Agreement with Waddell & Reed Financial, Inc. (W&R), a leading U.S. mutual fund firm, its affiliates, Waddell & Reed Ivy Investment Co. (WRIICO) and Waddell & Reed Investment Management Co. (WRIMCO), and certain other companies affiliated with W&R. Under these agreements, Advantus Capital has agreed to sell to WRIICO its assets related to the Funds. Advantus Capital has recommended to the Board of Directors of each Fund that the Funds be merged into similar existing mutual funds in W&R Funds, Inc. or Ivy Fund (W&R/Ivy Funds), investment companies currently managed by WRIMCO and WRIICO, respectively, or, where there is not a similar existing fund, into a newly formed shell fund in W&R/Ivy Funds, as indicated in the following table. WRIICO is expected to take over management of W&R Funds, Inc. on June 30, 2003.

            ADVANTUS FUND                  CORRESPONDING W&R/IVY FUND

            Cornerstone Fund               shell fund
            Enterprise Fund                Small Cap Growth Fund
            Horizon Fund                   Large Cap Growth Fund
            Index 500 Fund                 Core Equity Fund
            Real Estate Securities Fund    shell fund
            Venture Fund                   shell fund
            Bond Fund                      shell fund
            International Balanced Fund    shell fund
            Money Market Fund              Money Market Fund
            Mortgage Securities Fund       shell fund
            Spectrum Fund                  shell fund


Investors should retain this supplement for future reference.

F. 59138 4-2003



It is anticipated that, after the mergers, Advantus Capital will act as the sub-adviser for the newly formed shell W&R/Ivy Funds into which Real Estate Securities Fund, Bond Fund and Mortgage Securities Fund will merge. It is also anticipated that the current sub-advisers for Venture Fund and


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International Balanced Fund will continue to act as sub-advisers for the shell
W&R/Ivy Funds into which Venture Fund and International Balanced Fund are merged.

Each Fund's merger will be subject to the approval of the Board of Directors and the shareholders of that Fund. It is currently anticipated that shareholders of the Funds will be presented with merger proposals in September of 2003.

INTERIM ADVISORY AGREEMENT FOR CORNERSTONE FUND, HORIZON FUND AND SPECTRUM
FUND

Because Advantus Capital will no longer have the resources to actively manage non-real estate equity funds after May 1, 2003, the Board of Directors of Cornerstone Fund, Horizon Fund and Spectrum Fund determined that it would be in shareholders' best interests to appoint a new investment adviser to manage these Funds on an interim basis prior to the mergers. The other non-real estate equity Funds are currently managed by sub-advisers. The Funds' Boards of Directors have approved interim investment advisory agreements (the "Interim Agreements") under which WRIICO will serve as the investment adviser to Cornerstone Fund, Horizon Fund and Spectrum Fund, effective May 1, 2003. The terms of the Interim Agreements are substantially identical to those of the current advisory agreements with Advantus Capital (the "Current Agreements") except for the dates of execution and termination and other non- material changes, and except that advisory fees payable to WRIICO will be deposited in escrow until shareholders of the Funds approve final advisory agreements with WRIICO. If shareholders of a Fund do not approve a final advisory agreement, WRIICO will receive the lower of the amount in escrow or its costs for performing services under that Fund's Interim Agreement. Fees payable to WRIICO under the Interim Agreements are identical to fees payable to Advantus Capital under the Current Agreements. All fee waivers currently in place for the Funds will remain in effect.

WRIICO, an indirect, wholly owned subsidiary of W&R, was acquired by W&R on December 16, 2002. WRIICO currently manages the fifteen mutual fund portfolios that are offered by the Ivy Fund, an open-end management investment company. WRIMCO, an affiliate of WRIICO, is the investment adviser to the W&R Funds, Inc. and to each of the registered investment companies in the Waddell & Reed Advisors Funds (collectively, the W&R Family of Funds) as well as W&R Target Funds, Inc. (W&R Target Funds) and Waddell & Reed InvestEd Portfolios, Inc. The Ivy Funds are currently in the process of being integrated into the W&R Family of Funds. Effective June 30, 2003, WRIICO will become the investment adviser to W&R Funds, Inc. WRIICO is located at 6300 Lamar Avenue, P.O. Box 29217, Shawnee Mission, Kansas 66201- 9217.

The following persons will serve as the primary fund managers for the Funds subject to the Interim Agreements:

CORNERSTONE FUND. Harry M. Flavin and Cynthia P. Prince-Fox will be primarily responsible for the management of Cornerstone Fund. The Cornerstone Fund will be managed using the same investment strategies as are currently in place for the Value Portfolio of the W&R Target Funds. Mr. Flavin has been primarily responsible for the management of the Value Portfolio since its inception on May 1, 2001 and Ms. Prince-Fox has been primarily responsible for the management of that Portfolio since January 2002. Mr. Flavin is Senior Vice President of WRIICO and WRIMCO and President, Chief Investment Officer and Director of Austin, Calvert & Flavin, Inc., an affiliate of WRIICO and WRIMCO. Ms. Prince-Fox is Senior Vice President of WRIICO and WRIMCO. From January 1993 to March 1998, Ms. Prince-Fox was Vice President of, and a portfolio manger for, Waddell & Reed Asset Management Company, a former affiliate of WRIMCO. Ms. Prince-Fox is Co-Chief Investment Officer, Vice President and Portfolio Manager for Austin, Calvert & Flavin, Inc. Ms. Prince-Fox has served as a portfolio manager for


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investment companies managed by WRIMCO since January 1993.  From February
1983 to January 1993, Ms. Prince-Fox served as an investment analyst for WRIMCO and its predecessor.

HORIZON FUND. Daniel P. Becker will be primarily responsible for the management of the Horizon Fund. Horizon Fund will be managed using the same investment strategies as are currently in place for the Large Cap Growth Fund of W&R Funds. Mr. Becker has been primarily responsible for the management of the Large Cap Growth Fund since its inception on June 30, 2000. He is Senior Vice President of WRIICO and WRIMCO. From January 1995 to March 1998, Mr. Becker was Vice President of, and a portfolio manager for, Waddell & Reed Asset Management Company. Mr. Becker has been an employee of WRIMCO and its predecessor since October 1989, initially serving as an investment analyst, and has served as a portfolio manager for WRIMCO since January 1997.

SPECTRUM FUND. Cynthia P. Prince-Fox will be primarily responsible for the management of Spectrum Fund. Spectrum Fund will be managed using the same investment strategies as are currently in place for the Balanced Portfolio of the W&R Target Funds. Ms. Prince-Fox has been primarily responsible for the management of the Balanced Portfolio since July 1994. Additional information regarding Ms. Prince-Fox appears above.

CHANGES IN THE INVESTMENT STRATEGIES OF THE FUNDS

In managing Cornerstone Fund, Horizon Fund and Spectrum Fund, WRIICO intends to employ investment strategies substantially identical to those used for the Value Portfolio of the W&R Target Funds, the Large Cap Growth Fund of W&R Funds, Inc. and the Balanced Portfolio of W&R Target Funds, respectively. These investment strategies differ somewhat from those currently in place for the Funds. Historically, Cornerstone Fund, Horizon Fund and Spectrum Fund have been substantially fully invested, holding only enough cash to meet redemption requests and operating requirements. There have been periods when certain of the corresponding funds managed by WRIMCO have held significantly greater percentages of cash. In addition, composition of the funds managed by WRIMCO generally has differed from applicable benchmarks more than that of corresponding Funds managed by Advantus Capital. This approach can result in periods of greater over-performance or under-performance compared to such benchmarks.

Information regarding the investment strategies that will be employed by WRIICO is set forth below. In addition to the investments discussed below, each of Cornerstone Fund, Horizon Fund and Spectrum Fund may also invest in other types of securities and use certain instruments in seeking to achieve its goal. For example, a Fund may invest in options, futures contracts, asset-backed securities or other derivative instruments if it is permitted to invest in the type of asset by which the return on, or value of, the derivative is measured. Please see the applicable Statement of Additional Information for more information about each Fund's permitted investments.

                                CORNERSTONE FUND

THE FOLLOWING REPLACES THE INFORMATION FOR CORNERSTONE FUND THAT APPEARS ON PAGES 3 AND 42-45 OF THE ADVANTUS EQUITY FUNDS PROSPECTUS:

Cornerstone Fund seeks long-term accumulation of capital.

Cornerstone Fund seeks to achieve its goal by investing, for the long term, in the common stocks of large-cap U.S. and foreign companies. The Fund seeks to invest in stocks that are, in the opinion of WRIICO, undervalued relative to the true value of the company, and/or are out of favor in the financial markets but have a favorable outlook for capital appreciation. Although Cornerstone Fund typically invests in large-cap companies, it may invest in securities of any size company.



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WRIICO utilizes both fundamental research and quantitative analysis to identify securities for the Cornerstone Fund. The Cornerstone Fund will typically invest in core value stocks: stocks of companies in industries that have relatively lower price-to-earnings ratios than growth stocks. The Cornerstone Fund may also invest in growth stocks that are, in WRIICO's opinion, temporarily undervalued.

WRIICO utilizes both a top-down (assess the market environment) and a bottom- up (research individual issuers) analysis in its selection process. WRIICO considers numerous factors in its analysis of issuers and stocks, including the following:

     --  intrinsic value of the company not reflected in stock price

     --  historical earnings growth

     --  future expected earnings growth

     --  company's position in its respective industry

     --  industry conditions

     --  competitive strategy

     --  management capabilities

     --  free cash flow potential

Cornerstone Fund will typically sell a stock when it reaches an acceptable price, its fundamental factors have changed or it has performed below WRIICO's expectations.

When WRIICO believes that a temporary defensive position is desirable, the Fund may invest up to all of its assets in debt securities (including commercial paper or short-term U.S. government securities) or preferred stocks, or both. By taking a temporary defensive position, the Fund may not achieve its investment objective.

An investment in Cornerstone may result in the loss of money, and may also be subject to various risks, including the following main types of risk:

     -- LARGE COMPANY RISK ? the risk that a portfolio of large capitalization company securities may underperform the market as a whole.

     -- VALUE STOCK RISK ? the risk that the value of a security believed by the Fund's investment adviser to be undervalued may never reach what the adviser believes is its full value, or that the security's value may decrease.

     -- MARKET RISK ? the risk that equity securities are subject to adverse trends in equity markets.

     -- FUND RISK ? the risk that Fund performance may not meet or exceed that of the market as a whole.

     -- MANAGER RISK ? the Fund's performance will be affected by WRIICO's skill in evaluating and selecting securities for the Fund.

     -- FOREIGN SECURITIES RISK ? the risk that the value of foreign securities may be subject to greater volatility than domestic securities due to factors such as currency fluctuations and political or economic conditions affecting the foreign country.

Please see "Investing in the Funds ? Defining Risks" in the Advantus Equity

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Funds Prospectus for a more detailed description of some of these main risks.

Although Cornerstone Fund typically invests in large-cap companies, it may invest in companies of any size. Market risk for small and medium sized companies may be greater than that for large companies. Stocks of smaller companies, as well as stocks of companies with high-growth expectations reflected in their stock price, may experience volatile trading and price fluctuations. For a more detailed description of these risks, see "Mid Size Company Risk" and "Small and Micro-Cap Company Risk" under "Investing in the Funds ? Defining Risks" in the Advantus Equity Funds Prospectus.

                                  HORIZON FUND

THE FOLLOWING REPLACES THE INFORMATION FOR HORIZON FUND THAT APPEARS ON PAGES 12 AND 42-45 OF THE ADVANTUS EQUITY FUDNS PROSPECTUS:

Horizon Fund seeks long-term growth of capital through investment in equity securities.

Horizon Fund seeks to achieve its goal by investing primarily in a diversified portfolio of common stocks issued by growth-oriented, large to medium sized U.S. and foreign companies that WRIICO believes have appreciation possibilities. Growth stocks are those whose earnings WRIICO believes are likely to grow faster than the economy. Although WRIICO anticipates the majority of the Horizon Fund's investments to be in large to medium sized companies, the Fund may invest in companies of any size.

The Fund invests primarily in common stocks but may also own, to a lesser extent, preferred stocks, convertible securities and debt securities, typically of investment grade and of any maturity. The Fund may invest up to 25% of its total assets in foreign securities.

WRIICO attempts to select securities with appreciation possibilities by looking at many factors. These include:

     -- the company's market position, product line, technological position and prospects for increased earnings

     --  the management capability of the company being considered

     --  the short-term and long-term outlook for the industry being analyzed

     --  changes in economic and political conditions

WRIICO may also analyze the demands of investors for the security relative to its price. Securities may be chosen when WRIICO anticipates a development that might have an effect on the value of a security.

In general, WRIICO may sell a security if it determines that the security no longer presents sufficient appreciation potential; this may be caused by, or be an effect of, changes in the industry of the issuer, loss by the company of its competitive position, and/or poor use of resources. WRIICO may also sell a security to take advantage of more attractive investment opportunities or to raise cash.

At times, as a temporary defensive measure, the Fund may invest up to all of its assets in either debt securities (which may include money market instruments held as cash reserves) or preferred stocks or both. The Fund may also use options and futures contracts for defensive purposes. By taking a temporary defensive position, the Fund may not achieve its investment objective.

An investment in Horizon Fund may be subject to various risks including the following main types of risk:


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     -- Growth Stock Risk ? the risk that if the Fund's investment adviser's assessment of a company's prospective earnings growth or judgment of how other investors assess the company's earnings growth is wrong, then the value of the company's securities may decrease or not approach the value that the Fund's investment adviser placed on it.

     -- Mid Size Company Risk ? the risk that medium sized companies may be more vulnerable to adverse developments than large companies. These companies are more likely to have limited financial resources and inexperienced management. Stocks of these companies may experience volatile trading and price fluctuations.

     -- MARKET RISK ? the risk that equity securities are subject to adverse trends in equity markets.

     -- SECTOR RISK ? the risk that the Fund's performance may be adversely affected by the mix of securities in the Fund's portfolio, particularly the relative weightings in, and exposure to, different sectors of the economy.

     -- FUND RISK ? the risk that Fund performance may not meet or exceed that of the market as a whole.

     -- MANAGER RISK ? the Fund's performance will be affected by WRIICO's skill in evaluating and selecting securities for the Fund.

     -- FOREIGN SECURITIES RISK ? the risk that the value of foreign securities may be subject to greater volatility than domestic securities due to factors such as currency fluctuations and political or economic conditions affecting the foreign country.

Please see "Investing in the Funds ? Defining Risks" in the Advantus Equity Funds Prospectus for a more detailed description of some of these main risks.

                                  SPECTRUM FUND

THE FOLLOWING REPLACES THE INFORMATION FOR SPECTRUM FUND THAT APPEARS ON PAGES 19 AND 37-40 OF THE ADVANTUS FIXED INCOME AND BLENDED FUNDS PROSPECTUS:

Spectrum Fund seeks the most favorable total return ? from capital appreciation, interest and dividends ? consistent with preservation of capital.

Spectrum Fund invests primarily in a mix of stocks, debt securities and short-term instruments, depending on market conditions. In general, the Fund invests a portion of its total assets in either debt securities or preferred stocks, or both, in order to provide income and relative stability of capital. The Fund owns common stocks in order to provide possible appreciation of capital and some dividend income. The Fund ordinarily invests at least 25% of its total assets in fixed income securities.

In its equity investments, the Fund invests primarily in medium to large, well-established companies, that typically issue dividend producing securities. The majority of the Fund's debt holdings are either U.S. Government securities or investment grade corporate bonds, that include bonds rated BBB and higher by Standard & Poor's Ratings Service or Baa and higher by Moody's Investors Services, Inc. or, if unrated, deemed by WRIICO to be of comparable quality. The Fund has no limitations on the range of maturities of debt securities in which it may invest. The Fund may invest in foreign securities.

WRIICO may look at a number of factors in selecting securities for the Fund. For equity investments, WRIICO may emphasize a blend of value and growth potential. For value securities, WRIICO looks for undervalued companies

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whose asset value or earnings power is not reflected in the price of their stock. In selecting growth securities, WRIICO seeks to identify securities whose earnings are likely to grow faster than the economy. In selecting debt securities for the Fund, WRIICO seeks high-quality securities with minimal credit risk.

Generally, in determining whether to sell an equity security, WRIICO uses the same analysis that it uses in order to determine if the equity security is still undervalued or has ceased to offer the desired growth potential. In determining whether to sell a debt security, WRIICO will consider whether the debt security continues to maintain its minimal credit risk. WRIICO may also sell a security if the security ceases to produce income or otherwise to take advantage of attractive investment opportunities and/or to raise cash.

When WRIICO believes that a temporary defensive position is desirable, the Fund may invest up to all of its assets in debt securities that may be considered equivalent to owning cash because of their safety and liquidity. By taking a temporary defensive position, the Fund may not achieve its investment objective.

An investment in Spectrum Fund may result in the loss of money, and may also be subject to various risks including the following main types of risk:

     -- CREDIT RISK ? the risk that an issuer of a debt security or other fixed income obligation will not make payments on the security when due.

     -- INCOME RISK ? the risk that the Fund may experience a decline in its income due to falling interest rates.

     -- INTEREST RATE RISK ? the risk that the value of a debt security or other fixed income obligation will increase or decrease due to changes in market interest rates. This risk is generally greater for bonds with longer maturities.

     -- MARKET RISK ? the risk that equity and debt securities are subject to adverse trends in equity and debt markets.

     -- PORTFOLIO RISK ? the risk that Fund performance may not meet or exceed that of the market as a whole.

     -- MANAGER RISK ? the Fund's performance will be affected by WRIICO's skill in allocating the Fund's assets among different types of investments.

     -- FOREIGN SECURITIES RISK ? the risk that the value of foreign securities may be subject to greater volatility than domestic securities due to factors such as currency fluctuations and political or economic conditions affecting the foreign country.

Please see "Investing in the Funds ? Defining Risks" in the Advantus Fixed Income and Blended Funds Prospectus for a more detailed description of some of these main risks.
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